Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Financial Statements" and "Financial Highlights" in each of the Prospectuses in Part A and in "Financial Statements" and "Portfolio Holdings Disclosure" in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our report dated January 20, 2006, on the financial statements and the financial highlights of Principal Variable Contracts Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 61 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).

                                             /s/ Ernst & Young LLP

Des Moines, Iowa
April 24, 2006